UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 4, 2006

Idenix Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-49839	45-0478605
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
60 Hampshire Street
Cambridge, MA 02139
(Address of Principal Executive Offices) (Zip Code)
(617) 995-9800
Registrant’s telephone number, including area code
Not Applicable
(Former Name or Former Address,
if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement
          On January 4, 2006, Idenix Pharmaceuticals, Inc. and James Egan, formerly the Company’s Senior Vice President of Business Development, entered into a Letter Agreement relating (the “Company”) to the termination of Mr. Egan’s employment with the Company. The Letter Agreement, which modifies the time of receipt of certain benefits payable to Mr. Egan pursuant to the Employment Agreement (the “Employment Agreement”) dated May 8, 2003 between the Company and Mr. Egan, was entered into to address certain potential deferred compensation issues under Section 409A of the Internal Revenue Code.
          In connection with the termination of his employment, pursuant to Employment Agreement, Mr. Egan is entitled to: (i) a cash lump-sum payment of $357,750, an amount equal to Mr. Egan’s annual base salary and target 2005 bonus; (ii) immediate vesting and exercisability of options to purchase 40,417 shares of the Company’s common stock; (iii) exercise currently outstanding vested options to purchase 65,000 shares of the Company’s common stock until January 3, 2008; and (iv) continued coverage for Mr. Egan and his eligible dependents under all group medical, dental and life insurance benefits until not later than January 3, 2007.
          For a one year period beginning January 5, 2006 and terminating January 4, 2007, Mr. Egan will provide consulting services to the Company. In exchange for such consulting services, Mr. Egan will receive a consulting fee in the aggregate amount of $75,000 and be granted an option to purchase 10,000 shares of the Company’s common stock. The option will have a per share exercise price equal to the per share fair market value of the Company ‘s common stock on the date of grant and will vest in full upon satisfaction by Mr. Egan of the obligations set forth in the consulting agreement.
          The foregoing summary of the Letter Agreement is subject to and qualified in its entirety by the Letter Agreement attached to this Form 8-K as Exhibit 10.1 which is incorporated herein by reference.
Item 9.01   Exhibits
(c)	Exhibits

See exhibit index
SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDENIX PHARMACEUTICALS, INC.
Date: January 9, 2006	By:	/s/ Andrea J. Corcoran
Andrea J. Corcoran
Executive Vice President, Legal and Administration

EXHIBIT INDEX

Exhibit
No.	Description
10.1	Letter Agreement dated January 4, 2006 by and between Idenix Pharmaceuticals, Inc. and James Egan